EXHIBIT 99.1

AUTOBYTEL RECEIVES EXTENSION FROM NASDAQ; WITHDRAWS

REVENUE GUIDANCE FOR 2005

Irvine, CA-April 8, 2005 — Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, today announced that a Nasdaq Listing Qualifications Panel (the “Panel”) has granted the Company’s request to extend to May 15, 2005 the deadline for the Company to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14).

Nasdaq Marketplace Rule 4310(c)(14) requires the Company to make, on a timely basis, all filings with the Securities and Exchange Commission required by the Securities Exchange Act of 1934, as amended.

The Panel’s decision to continue the listing of the Company’s shares on the Nasdaq National Market is subject to the condition that the Company file, on or before May 15, 2005, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, and all required restatements. In addition, the Company’s continued listing is conditioned on the Company timely filing all periodic reports with the Securities and Exchange Commission and Nasdaq for all reporting periods ending on or before December 31, 2006.

The Company also announced today that on April 6, 2005 it received an additional notice from Nasdaq that the Company had failed to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as required by Nasdaq Marketplace Rule 4310(c)(14). This notice is in addition to the deficiency notice received by the Company for failing to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004. The decision of the Panel covers both deficiency notices. Nasdaq also requested that the Company provide additional information regarding previously disclosed material weaknesses in its internal control over financial reporting as of December 31, 2004. The Company intends to provide Nasdaq with appropriate information in response to this request.

If the Company is unable to comply with the conditions for continued listing required by the Panel, then the Company’s shares of common stock are subject to immediate delisting from the Nasdaq National Market. The Company cannot provide any assurance that it will be able to meet the May 15, 2005 deadline established by Nasdaq to come into compliance with Nasdaq Marketplace Rule 4310(c)(14). If the Company’s shares of common stock are delisted from Nasdaq, they will continue to trade in the over-the-counter market. The Company intends to appeal any decision to delist its shares from The Nasdaq National Market, but cannot provide any assurance that its appeal will be successful. Any such appeal will not stay a decision to delist the Company’s shares.

Revenue Guidance Should Not Be Relied Upon

Autobytel also announced today that its previous revenue guidance for fiscal year 2005 should no longer be relied upon.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Car.com, Carsmart.com, AICAutoSite.com, Autoahorros.com and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc. (RPM), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Autobytel Inc.

Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023 (melaniew@autobytel.com)